Exhibit 10.3
PIONEER ENERGY SERVICES CORP.
2019 EMPLOYEE INVENTIVE PLAN

Form Bonus Award Letter
September __, 2019
Via Hand Delivery
{Name}
{Title}
Pioneer Energy Services Corp.

Re:    Award Letter under the Pioneer Energy Services Corp. 2019 Employee Incentive Plan
Dear {Name}:
We are pleased to inform you that you have been selected to receive a Quarterly Performance Bonus under the Pioneer Energy Services Corp. (the “Company”) 2019 Employee Incentive Plan (as it may be amended, the “Plan”). Terms used herein with initial capital letters have the meanings set forth in the Plan, and this Award Letter shall be in all respects subject to the terms and conditions of the Plan. Certain terms and conditions of your Quarterly Performance Bonus are set forth below under “Quarterly Performance Bonus”.
In addition, based on the implementation of the Plan, the Board has elected to terminate the Company’s existing 2019 cash incentive plan and has decided to temporarily suspend the grant of long-term incentive awards under the Company’s Amended and Restated 2007 Incentive Plan (the “LTIP”). In light of these changes, and as a replacement for your existing 2019 cash incentive compensation opportunity, in addition to your Quarterly Performance Bonus the Board has approved the payment to you of a special incentive bonus (the “Special Incentive Bonus”) in the amount of ${______}. The terms and conditions of your Special Incentive Bonus are set forth below under “Special Incentive Bonus”.
I.    Quarterly Performance Bonus
1.Target Bonus Amount. Your Target Bonus amount in respect of each Performance Period during the term of the Plan (i.e., each calendar quarter beginning on or after October 1, 2019 (the “Effective Date”)) shall be {___}% of your Bonus Eligible Salary (i.e., your actual earned salary for the Performance Period, excluding any allowances, supplements or other non-ordinary course or similar amounts paid to you). Your Quarterly Performance Bonus opportunity was determined by the Company based on your expected total compensation, job responsibilities, and expected job performance.
2.Quarterly Performance Bonus Performance Goals.
(a)The amount of each Quarterly Performance Bonus will be determined by the Administrator based on the achievement of Performance Goals established under the Plan and communicated to you prior to the start of each Performance Period. For the Performance Period that begins on the Effective Date and ends on December 31, 2019, your Quarterly Performance Bonus payment will be determined based on the Performance Goals approved by the Administrator and communicated to you on or before the Effective Date.
(b)Performance falling between Threshold and Target or between Target and Stretch will be linearly interpolated. Each of the Performance Goals is free standing, meaning that you will be able to earn a payout based upon the achievement of one goal, even if the Threshold Performance level is not achieved in the other goal. The Administrator has the right to make changes and adjustments to the Performance Goals to take into account unusual or non-recurring events, including, without limitation: changes in tax and accounting rules and regulations; extraordinary gains and losses; mergers and acquisitions; purchases or sales of substantial assets; and such other factors as the Administrator determines in its reasonable discretion.
(c)Determination of the Company’s performance and the amount of your Quarterly Performance Bonus will be made by the Administrator in its discretion. Such determination shall be made within thirty (30) days following the end of each Performance Period, with payment of your earned Quarterly Performance Bonus (if any) made in a single lump sum cash payment, less applicable withholdings and deductions, within forty-five (45) days following the end of the Performance Period.
3.Termination. Except as otherwise provided in the Plan, you must be employed by the Company on the date of payment of the Quarterly Performance Bonus to receive the Quarterly Performance Bonus.
4.Acknowledgments. By accepting this Quarterly Performance Bonus award, you acknowledge that (a) you have received, read and understand the terms and conditions set forth in this Award Letter and the Plan, and (b) the Company may amend or terminate your Quarterly Performance Bonus or the Plan at any time and for any reason; provided, however, that any reduction to your Target Bonus percentage in Section 1 above shall not take effect until the first day of the calendar quarter that begins coincident with or immediately following the date of such reduction. You further acknowledge that you understand that the Quarterly Performance Bonus and all other incentive awards granted by the Company are entirely discretionary and that no right to receive the Quarterly Performance Bonus, or any incentive award, absent a written agreement to the contrary.
II.    Special Incentive Bonus
1.Special Incentive Bonus Terms. The Special Incentive Bonus will be paid in a single lump sum, less applicable withholdings and deductions, subject to and upon the Company’s receipt of a signed copy of this Award Letter. Notwithstanding anything in this Award Letter to the contrary, if, prior to April 1, 2020, you voluntarily resign from the Company or your employment with the Company is terminated by the Company for Cause, then, in either case, you will promptly (but in no event more than thirty (30) days following your termination) repay to the Company 100% of the Special Incentive Bonus (less the amount of any applicable withholdings and deductions).
2.Forfeiture of Certain LTIP Awards. In consideration of the Special Incentive Bonus, you hereby acknowledge and agree, on behalf of yourself and your successors, to irrevocably and immediately forfeit and cancel all long-term cash incentive awards previously granted to you under the LTIP and outstanding as of the date hereof (the “Forfeited LTIP Awards”). For the avoidance of doubt, this Award Letter renders the Forfeited LTIP Awards null and void and of no effect and you shall not be entitled to payment of any amounts under such Forfeited LTIP Awards on or after the date of this Award Letter.
3.Acknowledgements. By accepting this Special Incentive Bonus, you acknowledge that you have received, read and understand the terms and conditions set forth in this Award Letter.
4.Amendment. The terms of your Special Incentive Bonus may not be amended or modified other than by a written agreement executed by you and the Company, nor may any provision hereof be waived other than by a writing executed by you and the Company.
III.    Miscellaneous
1.Entire Agreement. This Award Letter and the documents referred to herein or delivered pursuant hereto, which form a part hereof, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Award Letter supersedes all prior agreements and understandings between the parties with respect to such subject matter.

2.Governing Law/Counterparts. The validity, construction, and effect of this Award Letter shall be determined in accordance with the laws of the state of Texas. This Award Letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

{Signature page follows.}

Please review these terms to make sure they are consistent with your understanding. If so, please send a signed copy of this Award Letter to {Name}, {Title}, {email} no later than [five (5)] business days after your receipt of this letter.
If you have any questions regarding the Quarterly Performance Bonus or the Special Incentive Bonus, please contact {Name}, {Title}, Pioneer Energy Services Corp., at (___) ___-____.

Very truly yours,

Pioneer Energy Services Corp.

________________________________________
By:
Its:

I have read and accept the terms of the Award as set forth in this Award Letter:

Signature of {Name}

Dated: {Date}